Exhibit 3.2




                             AMENDED AND RESTATED

                   DECLARATION OF TRUST AND TRUST AGREEMENT

                                      OF

                              MLM INDEX(TM) FUND


                          Dated as of August 31, 1998


                                 By and Among


                   MOUNT LUCAS INDEX MANAGEMENT CORPORATION

                                      and

                           WILMINGTON TRUST COMPANY

                                      and

                             THE INTEREST HOLDERS

                          from time to time hereunder

                              MLM Index(TM) Fund

                             AMENDED AND RESTATED
                   DECLARATION OF TRUST AND TRUST AGREEMENT


This AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT (Trust Agreement) is made and entered into as of the 31st day of August, 1998 by and among MOUNT LUCAS INDEX MANAGEMENT CORPORATION, a Delaware corporation (the Manager), WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee (the Trustee), and the INTEREST HOLDERS from time to time hereunder.


WITNESSETH:

WHEREAS, the parties hereto previously entered into that certain Declaration of Trust and Trust Agreement, dated as of December 11, 1997 (the Original Trust Agreement), and pursuant thereto the Trustee filed a Certificate of Trust with the Delaware Secretary of State on December 11, 1997, in order to form the Trust as a Delaware business trust under the Delaware Business Trust Act, 12 Del. C. 3801 et seq., as the same may be amended from time to time (the Act);

WHEREAS, the parties amended the Original Trust Agreement as set forth in Amendment No. 1 to the Declaration of Trust and Trust Agreement, dated as of January 14, 1998 (Amendment No. 1"), to provide for the administration and contemplated operation of the Trust;

WHEREAS, the parties amended, restated and replaced the Original Trust Agreement, as amended by Amendment No. 1, in its entirety as set forth in the Amended and Restated Declaration of Trust and Trust Agreement, dated as of January 31, 1998 (the Amended and Restated Trust Agreement), to provide for the administration and contemplated operation of the Trust;

WHEREAS, the parties amended the Amended and Restated Trust Agreement as set forth in Amendment No. 2 to the Declaration of Trust and Trust Agreement, dated as of June 17, 1998 (Amendment No. 2"), to provide for the administration and contemplated operation of the Trust;

WHEREAS, the parties now desire to amend, restate and replace the Amended and Restated Trust Agreement, as amended by Amendment No. 2, in its entirety as set forth herein to provide for certain changes in the administration and contemplated operation of the Trust;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby amend, restate and replace in its entirety the Amended and Restated Trust Agreement, as previously amended by Amendment No. 2, as follows and the Manager and the Initial Interest Holder hereby direct the Trustee, pursuant to the Amended and Restated Trust Agreement, to execute and deliver this Trust Agreement:









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                                   ARTICLE I


DEFINITIONS; THE TRUST

SECTION 1.1
Definitions. As used in this Trust Agreement, the following terms shall have the following meanings unless the context otherwise requires:

Affiliate of the Manager means: (i) any officer, director, employee or shareholder of the Manager, (ii) any corporation, partnership, trust or other entity controlling, controlled by or under common control with the Manager or any person described in (i) above, and (iii) any officer, director, trustee, general partner or employee of any person who is a member, other than as limited partner, with any person described in (i) and (ii) above, in a relationship of joint venture, general partnership or similar form of unincorporated business association. For purposes of this definition the term control shall also mean the control or ownership of ten percent (10%) or more of the beneficial interest in the person referred to.

Business Day means a day other than Saturday, Sunday or other day when banks and/or commodities exchanges in the City of New York, the City of Chicago, or the City of Wilmington are authorized or obligated by law or executive order to close.

Business Trust Statute means Chapter 38 of Title 12 of the Delaware Code, 12 Del.C. 3801 et seq., as the same may be amended from time to time.

Capital Contribution means the amount contributed and agreed to be contributed to a Series by any Person in accordance with Article III hereof.

CE Act means the Commodity Exchange Act, as amended.

Certificate of Trust means the Certificate of Trust of the Trust in the form attached hereto as Exhibit A, filed with the Secretary of State of the State of Delaware pursuant to Section 3810 of the Business Trust Statute.

CFTC means the Commodity Futures Trading Commission.

Classes means each designated class of a Series of beneficial interests in the profits, losses, distributions, capital and assets of the Trust issued pursuant to Section 3.1(e) of this Trust Agreement.

Code means the Internal Revenue Code of 1986, as amended.

Continuous Offering Period means the period following the conclusion of the Initial Offering Period.

Corporate Trust Office means the principal office at which at any particular time the corporate trust business of the Trustee is administered, which office at the date hereof is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

DOL means the United States Department of Labor.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.



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

Fiscal Quarter means each period ending on the last day of each March, June, September and December of each Fiscal Year.

Fiscal Year shall have the meaning set forth in Article X hereof.

Futures means agreements to purchase or sell a commodity, currency or other item for delivery in the future on a recognized contract market in the United States (i) at a price that is determined at initiation of the contract; (ii) which obligates each party to the contract to fulfill the contract at the specified price; (iii) which is used to assume or shift price risk; and (iv) which may be satisfied by delivery or offset.

Initial Interest Holder means Kenneth Banwart, whose Capital Contribution has been paid to the Trust as of the date hereof.

Initial Offering Period means the period commencing with the initial effective date of the Offering Memorandum and terminating on October 31, 1998. Notwithstanding the previous sentence, the Manager may, at its discretion, terminate the Initial Offering Period prior to October 30, 1998 if at least four million dollars ($4,000,000) of Interests of the Unleveraged Series or at least two million dollars ($2,000,000) of Interests of the Enhanced Series (exclusive of the Interests of the Manager and the Initial Interest Holder) have been sold, and the Manager may, in its discretion, extend the Initial Offering Period of a Series until December 31, 1998, subject to earlier termination if at least four million dollars ($4,000,000) of Interests of the Unleveraged Series or at least two million dollars ($2,000,000) of Interests of the Enhanced Series (exclusive of the Interests of the Manager and Initial Interest Holder) have been sold.

Interest Holders means the Manager and all other record holders of Interests, where no distinction is required by the context in which the term is used.

Interests means the beneficial interests of a particular Series of the Trust. Interests need not be represented by certificates.

Manager means Mount Lucas Index Management Corporation or any substitute therefore as provided herein.

Net Asset Value means the total assets in the Trust Estate including, but not limited to, all cash and cash equivalents (valued at cost plus accrued interest and amortization of original issue discount) less total liabilities of the Trust, each determined on a per Series basis in accordance with generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting (GAAP), including, but not limited to, the extent specifically set forth below:

          (a) Net Asset Value shall include any unrealized profit or loss on open Futures positions, and any other credit or debit accruing to the Trust but unpaid or not received by the Trust.

          (b) All open commodity futures contracts traded on a United States exchange are calculated at their then current market value, which shall be based upon the settlement price for that particular commodity futures contract traded on the applicable United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The Manager may in its discretion value any of the Trust Estate pursuant to such other principles as it may deem fair and equitable so long as such principles are consistent with normal industry standards.

          (c) Interest earned on the Trust's commodity brokerage account shall be accrued at least monthly.



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

          (d) The amount of any distribution declared pursuant to Article VI hereof shall be a liability of the Trust from the day when the distribution is declared until it is paid.

Net Asset Value per Interest means, for each Series, the Net Asset Value divided by the number of Interests in such Series outstanding on the date of calculation.

NFA means the National Futures Association.

Offering Memorandum means the Confidential Offering Memorandum of the Trust, as filed with the CFTC, as amended or supplemented.

Organization and Offering Expenses shall have the meaning set forth in Section
4.7 of this Trust Agreement.

Person means any natural person, partnership, limited liability company, business trust, corporation, association or other legal entity.

Redemption Date means the date upon which Interests held by the Interest Holders may be redeemed in accordance with the provisions of Article VII hereof.

Series means each designated series of beneficial interests in the profits, losses, distributions, capital and assets of the Trust issued pursuant to
Section 3.1(e) of this Trust Agreement.

Subscription Agreement means the agreement included as an exhibit to the Offering Memorandum pursuant to which subscribers may subscribe for the purchase of the Interests.

Trust means the trust formed pursuant to this Trust Agreement.

Trust Agreement means this Amended and Restated Trust Agreement, dated as of August 31, 1998, as the same may at any time or from time to time be further amended.

Trustee means Wilmington Trust Company or any substitute therefore as provided herein, acting not in its individual capacity but solely as trustee of the Trust.

Trust Estate means any cash, Futures and any other property held by the Trust, and all proceeds there from, including any rights of the Trust pursuant to any Subscription Agreement and any other agreements to which the Trust is a party.

SECTION 1.2
Name. The name of the Trust is MLM Index(TM) Fund, in which name the Trustee and the Manager may engage in the business of the Trust, make and execute contracts and other instruments on behalf of the Trust and sue and be sued on behalf of the Trust.

SECTION 1.3  Delaware Trustee; Business Offices.

         (a) The Trustee of the Trust in the State of Delaware shall be Wilmington Trust Company, which is located at the Corporate Trust Office or at such other address in the State of Delaware as the Trustee may designate in writing to the Interest Holders. The Trustee shall receive service of process on the Trust in the State of Delaware at the foregoing address. In the event Wilmington Trust Company resigns or is removed as the Trustee, the Trustee of the Trust in the State of Delaware shall be the successor Trustee.



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

         (b) The principal office of the Trust, and such additional offices as the Manager may establish, shall be located at such place or places inside or outside the State of Delaware as the Manager may designate from time to time in writing to the Trustee and the Interest Holders. Initially, the principal office of the Trust shall be at 47 Hulfish Street, Fifth Floor, Princeton, New Jersey 08542.

SECTION 1.4 Declaration of Trust. The Trustee hereby acknowledges that the Trust has received from the Manager as grantor of the Trust $1,000 per Series in a bank account in the Trust's name controlled by the Manager and has received from the Initial Interest Holder $100 per Series in such bank account, and hereby declares that it shall hold such sums in trust, upon and subject to the conditions set forth herein for the use and benefit of the Interest Holders. It is the intention of the parties hereto that the Trust shall be a business trust under the Business Trust Statute and that this Trust Agreement shall constitute the governing instrument of the Trust. It is not the intention of the parties hereto to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware business trust except to the extent such Trust is deemed to constitute a partnership under the Code and applicable state and local tax laws. Notwithstanding the foregoing, it is the intention of the parties thereto to create a partnership among the Interest Holders solely for purposes of taxation under the Code and applicable state and local tax laws. Effective as of the date hereof, the Trustee shall have all of the rights, powers and authority set forth herein and in the Business Trust Statute with respect to accomplishing the purposes of the Trust. The Trustee has filed the certificate of trust required by Section 3810 of the Business Trust Statute in connection with the formation of the Trust under the Business Trust Statute.

SECTION 1.5 Purposes and Powers. The purposes of the Trust shall be (a) to trade, buy, sell, spread or otherwise acquire, hold or dispose of Futures; (b) to enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing purposes; and (c) as determined from time to time by the manager, to engage in any other lawful business or activity for which a business trust may be organized under the Business Trust Statute.

SECTION 1.6  Tax Treatment.

     (a)  Each of the parties hereto, by entering into this Trust Agreement,
     (i) expresses its intention that the Interests in a Series will qualify under applicable tax law as interests in a separate partnership which holds the assets of such Series for the benefit of its respective Interest Holders, (ii) agrees that it will file its own federal, state and local income, franchise and other tax returns in a manner that is consistent with the treatment of the Series in which it is an Interest Holder as a partnership in which it is a partner and (iii) agrees to use reasonable efforts to notify the Manager promptly upon a receipt of any notice from any taxing authority having jurisdiction over such holders of interests with respect to the treatment of the Interests as anything other than interests in a partnership.

     (b) The Tax Matters Partner (as defined in Section 6231 of the Code and any corresponding state and local tax law) in respect of each Series shall be the Manager. The Tax Matters Partner, at the expense of the relevant Series, (i) shall prepare or cause to be prepared and filed the tax returns of each Series as a partnership for federal, state and local tax purposes and (ii) shall be authorized to perform all duties imposed by 6221 et seq. of the Code, including, without limitation, (A) the power to conduct all audits and other administrative proceedings with respect to the tax items of each Series; (B) the power to extend the statute of limitations for all Interest Holders with respect to the tax items of each Series; (C) the power to file a petition with an appropriate federal court for review of a final administrative adjustment of each Series; and (D) the power to enter into a settlement with the IRS on behalf of, and binding upon, those Interest Holders having less than one percent (1%) interest in the particular Series, unless an Interest Holder shall have notified the IRS and the Manager that the Manager shall not act on such Interest Holders behalf. The designation made in this Section 1.6(b) is hereby approved by each Interest Holder as an express condition to becoming an Interest Holder. Each Interest Holder agrees to take any further action as may be


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     required by regulation or otherwise to effectuate such designation.
     Subject to Section 4.6, each Series hereby indemnifies, to the full extent permitted by law, the Manager from and against any damages or losses (including attorneys fees) arising out of or incurred in connection with any action taken or omitted to be taken by it in carrying out its responsibilities as Tax Matters Partner with respect to such Series, provided such action taken or omitted to be taken does not constitute fraud, gross negligence or willful misconduct.

     (c) Each Interest Holder shall furnish the Manager with information necessary to enable the Manager to comply with United States federal income tax information reporting requirements in respect of such Interest Holders Interests.

SECTION 1.7 Legal Title. Legal title to all the Trust Estate shall be vested in the Trust as a separate legal entity, except that where applicable law in any jurisdiction requires any part of the Trust Estate to be vested otherwise, the Manager may cause legal title to the Trust Estate to be held by or in the name of the Manager or any other Person as nominee.

                                  ARTICLE II

                                  THE TRUSTEE

SECTION 11.1  Term; Resignation.

      (a) The parties confirm that Wilmington Trust Company has been appointed to serve as the Trustee of the Trust and has accepted such appointment. The Trust shall have only one trustee unless otherwise determined by the Manager. The Trustee shall serve until such time as the Manager removes the Trustee or the Trustee resigns and a successor Trustee is appointed in accordance with the terms of Sections 2.1(b) or
      2.5 hereof.

      (b) The Trustee may resign at any time upon the giving of at least sixty (60) days advance written notice to the Trust; provided, that such resignation shall not become effective unless and until a successor Trustee shall have been appointed by the Manager in accordance with Section 2.5 hereof or by the Court of Chancery of the State of Delaware in accordance with this Section 2.1(b). If the Manager does not act within such sixty (60) day period, the Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor Trustee.

SECTION 11.2 Powers. Except to the extent otherwise expressly set forth in
Section 1.3 hereof and this Article II, all right, power, authority and duty to manage the business and affairs of the Trust and each Series is hereby vested in the Manager. The Trustee shall have only the rights, obligations and liabilities specifically provided for herein and in the Business Trust Statute, but the Trustee shall have no duty whatsoever to supervise or monitor the Manager or the management of the Trust or any Series by the Manager and shall have no implied rights, obligations and liabilities with respect to the business and affairs of the Trust or any Series. The Trustee shall have the power and authority to execute, deliver, acknowledge and file all necessary documents as required by the Business Trust Statute. The Trustee shall provide prompt notice to the Manager of its performance of any of the foregoing. The Manager shall keep the Trustee reasonably informed of any actions taken by the Manager with respect to the Trust or any Series that affect the rights, obligations or liabilities of the Trustee hereunder or under the Business Trust Statute.

SECTION 11.3 Compensation and Expenses of the Trustee. The Trustee shall be entitled to receive from the Manager or an Affiliate of the Manager reasonable compensation for its services hereunder as set forth in a separate fee agreement and shall be entitled to be reimbursed by the Manager or an Affiliate of the Manager for reasonable out-of-pocket expenses incurred by it in the performance of its duties hereunder, including, without limitation, the reasonable compensation, out-of-pocket expenses and disbursements of counsel and such other agents as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder.



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SECTION 11.4 Indemnification. The Manager agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and does hereby indemnify, protect, save and keep harmless each of the Trustee (including in its individual capacity) and its successors, assigns, legal representatives, officers, directors, agents and servants (each an Indemnified Party) from and against any and all liabilities, obligations, losses, damages, penalties, taxes (excluding any taxes payable by the Trustee on or measured by any compensation received by the Trustee for its services hereunder or any indemnity payments received by the Trustee pursuant to this
Section 2.4), claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever (collectively, Expenses), which may be imposed on, incurred by or asserted against such Indemnified Party in any way relating to or arising out of the formation, operation or termination of the Trust, the execution, delivery and performance of any other agreements to which the Trust is a party or the action or inaction of the Trustee hereunder or there under, except for Expenses resulting from the gross negligence or willful misconduct of such Indemnified Party. The indemnities contained in this Section 2.4 shall survive the termination of this Trust Agreement and shall survive the removal or resignation of the Trustee. In addition, the Indemnified Parties shall be entitled to indemnification from the Trust Estate to the extent set forth above and to secure the same, the Trustee (including in its individual capacity) shall have a lien against the Trust Estate which shall be prior to the rights of the Manager and the Interest Holders to receive distributions from the Trust Estate.

SECTION 11.5 Successor Trustee. Upon the resignation or removal of the Trustee, the Manager shall appoint a successor Trustee. Any successor Trustee must satisfy the requirements of Section 3807 of the Business Trust Statute. Any resignation or removal of the Trustee and appointment of a successor Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Trustee to the outgoing Trustee and the Manager and any fees and expenses and other amounts hereunder due to the outgoing Trustee are paid. Following compliance with the preceding sentence, the successor Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Trust Agreement, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations under this Trust Agreement.

SECTION 11.6 Liability of Trustee. Except as otherwise provided in this
Article II, in accepting the trust created hereby, Wilmington Trust Company acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Trust Agreement and any other agreement to which the Trust is a party shall look only to the Trust Estate for payment or satisfaction thereof. The Trustee shall not be liable or accountable hereunder or under any other agreement to which the Trust is a party, except that the foregoing limitation shall not limit the liability, if any, that the Trustee may have to an Interest Holder as a result of the Trustees gross negligence, or willful misconduct. In particular, but not by way of limitation, to the full extent permitted by applicable law:

     (a) The Trustee shall have no liability or responsibility for the validity or sufficiency of this Trust Agreement or for the form, character, genuineness, sufficiency, value or validity of the Trust Estate;

     (b) The Trustee shall not be liable for any actions taken or omitted to be taken by it in accordance with the instructions of the Manager;

     (c) The Trustee shall not have any liability for the acts or omissions of the Manager;

     (d) The Trustee shall have no duty or liability to supervise the performance of any obligations of the Manager, any commodity broker, or selling agent;

     (e) No provision of this Trust Agreement shall require the Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;



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     (f) Under no circumstances shall the Trustee be liable for indebtedness or other obligations of the Trust or any Series arising under this Trust Agreement or any other agreements to which the Trust or a Series is a party;

     (g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Agreement, or to institute, conduct or defend any litigation under this Trust Agreement or any other agreements to which the Trust or a Series is a party at the request, order or direction of an Interest Holder unless such Interest Holder has offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by the Trustee (including, without limitation, the reasonable fees and expenses of its counsel) therein or thereby; and

     (h) Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will
     (i) require the consent or approval or authorization or order of or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivision thereof in existence on the date hereof other than the State of Delaware becoming payable by the Trustee or (iii) subject the Trustee to personal jurisdiction other than in the State of Delaware for causes of action unrelated to the consummation of the transactions by the Trustee contemplated hereby.

SECTION II.7  Reliance; Advice of Counsel.

     (a) In the absence of bad faith, the Trustee may conclusively rely upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Trust Agreement in determining the truth of the statements and the correctness of the opinions contained therein, and shall incur no liability to anyone in acting upon any signature, instrument, notice, resolutions, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties and need not investigate any fact or matter pertaining to or in any such document; provided, however, that the Trustee shall examine each such certificate or opinion so as to determine whether on its face it complies with the requirements of this Trust Agreement. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate or other party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed herein, the Trustee may for all purposes herein rely on a certificate, signed by the president or any vice president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

     (b) In the exercise or administration of the trust hereunder and in the performance of its duties and obligations under this Trust Agreement, the Trustee, at the expense of the Trust (i) may act directly or through its agents, attorneys, custodians or nominees pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the conduct or misconduct of such agents, attorneys, custodians or nominees if such agents, attorneys, custodians or nominees shall have been selected by the Trustee with reasonable care and (ii) may consult with counsel, accountants and other skilled professionals to be selected with reasonable care by it. The Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the opinion or advice of any such counsel, accountant or other such persons.

SECTION II.8 Not Part of Trust Estate. Amounts paid to the Trustee or any other Indemnified Party from the Trust Estate, if any, pursuant to this Article II shall be deemed not to be part of the Trust Estate immediately after such payment.


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                                  ARTICLE III

                       INTERESTS; CAPITAL CONTRIBUTIONS

SECTION III.1  General.

     (a) The beneficial interests in the Trust shall consist of a limited number of Interests as set forth in this Article III.

     (b) The initial Capital Contribution by the Manager to each Class and Series was $1,000 and has been paid, and the Manager is hereby issued its Interests corresponding to such contributions. The Capital Contribution of the Initial Interest Holder was $100 to each Class and Series and has been paid, and the Initial Interest Holder is hereby issued its Interests corresponding to such contributions. The Interest of the Initial Interest Holder in a Class and Series shall terminate upon the admission of any other person as an Interest Holder in such Class and Series and his Capital Contribution in such Class and Series shall be returned at that time.

     (c) Certificates or other evidence of ownership of the Interests will be issued only upon the written request of an Interest Holder.

     (d) Every Interest Holder, by virtue of having purchased or otherwise acquired an Interest, shall be deemed to have expressly consented and agreed to be bound by the terms of this Trust Agreement.

     (e) The Trust may issue multiple Series of Interests, and shall issue Interests only in designated Series. Such Series may consist of separate Classes. Initially, the Trust shall issue Interests in the Class A-1 Unleveraged Series, the Class B-1 Unleveraged Series, the Class A-1 Enhanced Series and in the Class B-1 Enhanced Series. The Unleveraged Series will attempt to replicate the MLM Index at a leverage ratio of 1 to 1, and the Enhanced Series shall trade the MLM Index at a leverage ratio of 3 to 1. The Trust will maintain separate and distinct records for each such Series and the assets associated with each such Series shall be held and accounted for separately from the other assets of the Trust and of any other Series thereof. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only and not against the assets of the Trust generally or the assets of any other Series.

 SECTION III.2  Interests.

     (a) Offer of Interests. During the Initial Offering Period, each Series of the Trust shall offer at a price of $100 per Interest, a maximum of 1,000,000 Interests ($100,000,000), including the Interests of the Manager. No fractional Interests shall be issued during the Initial Offering Period. Each Interest Holder whose subscription for Interests in a Series has been accepted by the Manager on behalf of such Series shall make a Capital Contribution to the Trust of at least $25,000 per Series in increments of $1000 unless the Manager in its discretion permits an Interest Holder to make a smaller

     Capital Contribution. The offering shall be made pursuant to and on the terms and conditions set forth in the Offering Memorandum. The Manager shall make such arrangements for the sale of the Interests as it deems appropriate.



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

     (b) Effect of the Sale of at least 40,000 Interests of the Unleveraged Series or 20,000 Interests of the Enhanced Series. In the event that at least 40,000 Interests of the Unleveraged Series or 20,000 Interests of the Enhanced Series, excluding the Interests of the Manager and the Initial Interest Holder, offered pursuant to the Offering Memorandum are sold during the Initial Offering Period, the Manager will admit all accepted subscribers in such Series as Interest Holders by executing on behalf of such Interest Holders this Trust Agreement, pursuant to the Power of Attorney set forth in the Subscription Agreement, and by making an entry on the books and records of the Trust reflecting that such subscribers have been admitted as Interest Holders, as soon as practicable after the termination of the Initial Offering Period. Accepted subscribers will be deemed Interest Holders at such time as such admission is reflected on the books and records of the Trust.

     (c) Effect of the Sale of Less than 40,000 Interests of the Unleveraged Series or 20,000 Interests of the Enhanced Series. In the event that at least 40,000 Interests of the Unleveraged Series or 20,000 Interests of the Enhanced Series, excluding the Interests of the Manager and the Initial Interest Holder, offered pursuant to the Offering Memorandum are not sold during the Initial Offering Period, subscriptions in such Series will be canceled and the related subscription payments, together with interest earned thereon, if any, if the interest on a subscription payment equals $10 or more, will be returned to each subscriber in such Series no later than ten (10) Business Days after the conclusion of the Initial Offering Period (or as soon thereafter as practicable if payment cannot be made in such time period), and such Series shall be terminated. If such interest is less than $10, it will be paid to the Trust. If all Series of the Trust are so terminated the Trust shall be terminated and the Manager shall cause the certificate of cancellation required by
     Section 3810 of the Business Trust Statute to be filed.

     (d) Offer of Interests After Initial Offering. In the event that 40,000 or more Interests of the Unleveraged Series or 20,000 or more Interests of the Enhanced Series offered pursuant to the Offering Memorandum, excluding the Interests of the Manager and the Initial Interest Holder in such Series, are sold during the Initial Offering Period, such Series may continue to offer and accept subscriptions for Interests and admit additional Interest Holders pursuant to the Offering Memorandum following the Initial Offering Period from time to time (the Continuous Offering Period) in an aggregate amount not to exceed $100,000,000 for a Series or such higher amount as the Manager shall determine with notice thereof to the Interest Holders.

     Each such additional Interest Holder shall make an initial Capital Contribution to the Trust on the first day of any calendar month at Interest Net Asset Value as of the close of business on the last day of the preceding calendar month and in an amount of at least $25,000. Existing Interest Holders will be permitted to make additional Capital Contributions to a Series of the Trust as of the close of business on the last day of any calendar month and in the amount of at least $1000 or even multiples thereof. The Manager may, in its discretion, permit Interest Holders to make smaller Capital Contributions.

     A subscriber whose subscription is received and accepted by the Manager on behalf of a Series of the Trust after the termination of the Initial Offering Period shall be admitted to the Trust and deemed an Interest Holder of such Series on the first day of the month next succeeding the month during which such subscribers subscription was accepted. Existing Interest Holders in a Series who contribute additional sums are considered to have made the contribution and received the related Interests as of the first day of the next succeeding month.


     (e) Subscription Agreement. Each Interest Holder other than the Manager shall contribute to the capital of a Class and Series of the Trust such amount as he shall state in the Subscription Agreement which he shall execute (as required therein), acknowledge and, together with the Power of Attorney set forth therein, deliver to the Manager as a counterpart of this Trust Agreement. All subscription amounts shall be in such form as may be acceptable to the Manager at the time of the execution and delivery of such Subscription Agreement. To the extent that the Manager determines to accept a subscription check, it shall be subject to prompt collection. All subscriptions are subject to acceptance by the Manager.

     (f) Escrow Agreement. All proceeds from the sale of a Series of Interests offered pursuant to the Offering Memorandum shall be deposited in a separate interest bearing escrow account at PNC Bank, Princeton, New Jersey, or such other bank as the Manager shall determine until the conclusion of the Initial Offering Period. In the event subscriptions for at least 40,000 Interests of the Unleveraged Series or 20,000 Interests of the Enhanced Series offered pursuant to the Offering Memorandum (excluding the Interests of the Manager and the Initial Interest Holder) are received and accepted during the Initial Offering Period, each subscriber in such Series whose subscription has been accepted will be paid the amount of any interest earned on such subscribers subscription payment before trading commences, if such interest equals $10 or more. If such interest equals less than $10, it will be paid to the relevant Series.

                                  ARTICLE IV

                                  THE MANAGER

SECTION IV.1 Management of the Trust. Pursuant to Section 3806 of the Business Trust Statute, the Trust and each Series shall be managed by the Manager and the conduct of the Trust's and each Series business shall be controlled and conducted solely by the Manager in accordance with this Trust Agreement.

SECTION IV.2 Authority of the Manager. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Trust Agreement, and except as limited, restricted or prohibited by the express provisions of this Trust Agreement, the Manager shall have and may exercise on behalf of the Trust and each Series, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Trust and each Series and shall, except as provided in this Trust Agreement or the Business Trust Statute, have powers which shall include, without limitation, the following:

     (a) To enter into, execute, deliver and maintain contracts, agreements and any or all other documents and instruments, and to do and perform all such things, as may be in furtherance of Trust or Series purposes or necessary or appropriate for the offer and sale of the Interests and the conduct of Trust or Series activities, including, but not limited to, contracts with third parties for commodity brokerage and selling agent services, as well as administrative services necessary to the prudent operation of the Trust or Series, and such services may be performed by an Affiliate or Affiliates of the Manager.

     (b) To establish, maintain, deposit into, sign checks and/or otherwise draw upon accounts on behalf of the Trust or Series with appropriate banking and brokerage institutions, and execute and/or accept any instrument or agreement incidental to the Trust's or Series business and in furtherance of its purposes, and any such instrument or agreement so executed or accepted by the Manager in the Managers name shall be deemed executed and accepted on behalf of the Trust and Series by the Manager;

     (c) To deposit, withdraw, pay, retain and distribute the Trust Estate in any manner consistent with the provisions of this Trust Agreement;

     (d)  To supervise the preparation and filing of the Offering Memorandum;

     (e) To pay or authorize the payment of distributions to the Interest Holders and expenses of the Trust or relevant Series, and to establish reserves for contingent liabilities of the Trust or relevant Series;

     (f) To invest or direct the investment of funds of the Trust or relevant Series and prohibit any transactions contemplated hereunder which may constitute prohibited transactions under ERISA and the Code;

     (g) To make any elections on behalf of the Trust or relevant Series under the Code, or any other applicable federal or state tax law, as the Manager shall determine to be in the best interests of the Trust or relevant Series;

     (h) To redeem any Interests of a Series upon at least ten (10) Business Days prior written notice to the affected Interest Holder(s) if (i) there is an unauthorized assignment pursuant to the provisions of Article V hereof, (ii) in the event that any transaction would or might violate any law or constitute a prohibited transaction under ERISA or the Code and a statutory, class or individual exemption from the prohibited transaction provisions of ERISA for such transaction or transactions does not apply or cannot be obtained from the DOL (or the Manager determines not to seek such an exemption), or (iii) for any other reason the Manager, in its sole discretion, elects to cause the Trust to effect any redemption of such Interests. In the case of such redemptions, the Redemption Date shall be the close of business on the date written notice of intent to redeem is sent by the Manager to an Interest Holder. A notice may be revoked prior to the payment date by written notice from the Manager to an Interest Holder;

     (i) In the sole discretion of the Manager, to appoint an Affiliate or Affiliates of the Manager as additional Managers; and

     (j) To establish the Trust's and Series trading policies and impose limitations on the trading activities of the Trust and each Series beyond those enumerated in the Trust's and Series trading policies if the Manager determines that such limitations are necessary or in the best interests of the Trust or Series; and to be responsible for the management of the Trust's and Series assets.

SECTION IV.3 Obligations of the Manager. In addition to the obligations expressly provided by the Business Trust Statute or this Trust Agreement, the Manager shall:

     (a) Devote such of its time to the business and affairs of the Trust and each Series as it shall, in its discretion exercised in good faith, determine to be necessary to conduct the business and affairs of the Trust and each Series for the benefit of the Trust and each Series and the Interest Holders;

     (b) Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and each Series and for the conduct of its business in all appropriate jurisdictions;

     (c) Retain independent public accountants to audit the accounts of the Trust and each Series;

     (d)  Employ attorneys to represent the Trust and each Series;

     (e) Use its best efforts to maintain the status of (1) the Trust as a business trust for state law purposes, and (2) each Series as a partnership for federal income tax purposes;

     (f) Have fiduciary responsibility for the safekeeping and use of the Trust Estate, whether or not in the Managers immediate possession or control;

     (g) Acknowledge and accept appointment as an investment manager and fiduciary under ERISA, with respect to the assets of each Interest Holder subject to ERISA invested in the Trust.

     (h) Admit substitute Interest Holders and additional Interest Holders in accordance with this Trust Agreement;

     (i) Refuse to recognize any attempted transfer or assignment of an Interest that is not made in accordance with the provisions of Article V hereof; and

     (j) Maintain a current list of the names and last known addresses and number of Interests owned by each Interest Holder and the other Trust documents described in Section 9.6 hereof at the Trust's principal place of business.

SECTION IV.4 General Prohibitions. The Trust and each Series shall not:

     (a) Borrow money from or loan money to any Interest Holder or other person, except that the foregoing is not intended to prohibit (i) the deposit of margin with respect to the initiation and maintenance of the Trust's and Series Futures positions or (ii) a loan as described in
     Section 6.7 hereof; and

     (b) Create, incur, assume or suffer to exist any lien, mortgage, pledge, conditional sales or other title retention agreement, charge, security interest or encumbrance on the Trust Estate, except (i) the right and/or obligation of a Futures broker incurred in the ordinary course of business, (ii) liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established, (iii) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws or under unemployment insurance, (iv) deposits or pledges to secure contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (v) mechanics, warehousemen, carriers, workmen, materialmens or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, and for which appropriate reserves have been established if required by generally accepted accounting principles, and liens arising under ERISA and (vi) as permitted in Section 2.4 hereof.

SECTION IV.5 Liability of the Manager. The Manager shall have no liability to the Trust or a Series or to any Interest Holder for any loss suffered by the Trust or Series which arises out of any action or inaction of the Manager if the Manager, in good faith, determined that such course of conduct was in the best interest of the Trust or Series and such course of conduct did not constitute gross negligence, willful misconduct or a breach of ERISA by the Manager. Subject to the foregoing, the Manager shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Interest Holder or assignee thereof, it being expressly agreed that any such return of capital or profits made pursuant to this Trust Agreement shall be made solely from the assets of the relevant Series without any rights of contribution from the Manager.

SECTION IV.6 Indemnification of the Manager and the Trust.

     (a) The Manager shall be indemnified by the relevant Series against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with such Series, provided that (i) the Manager was acting on behalf of or performing services for such Series and determined, in good faith, that such course of conduct was in the best interests of such Series and such liability or loss was not the result of gross negligence, willful misconduct or a breach of this Trust Agreement or ERISA on the part of the Manager, and (ii) any such indemnification will be recoverable only from the assets of such Series. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation to exist of the Manager, or the withdrawal, adjudication of bankruptcy or insolvency of the Manager.

     (b) In the event the Trust or a Series is made a party to any claim, dispute, demand or litigation or otherwise incurs any loss, liability, damage, cost or expense as a result of or in connection with any Interest Holders (or assignees) obligations or liabilities unrelated to the Trust's and Series business, such Interest Holder (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Trust or Series for all such loss, liability, damage, cost and expense incurred, including attorneys and accountants fees.

SECTION IV.7  Expenses.

     (a) The Manager or an Affiliate of the Manager shall be responsible for the payment of all Organization and Offering Expenses incurred in the creation of the Trust, each Series and sale of Interests. Organization and Offering Expenses shall mean those expenses incurred in connection with the formation, qualification and registration of the Trust, each Series and the Interests and in offering, distributing and processing the Interests under applicable federal and state law, and any other expenses actually incurred and, directly or indirectly, related to the organization of the Trust and each Series or the initial and continuous offering of the Interests, including, but not limited to, expenses such as: (i) initial and ongoing filing fees, escrow fees and taxes, (ii) costs of preparing, printing (including typesetting), amending, supplementing, mailing and distributing the Offering Memorandum and related sales materials during the Initial and Continuous Offering Periods, (iii) travel, telegraph, telephone and other expenses in connection with the offering and issuance of the Interests during the Initial and Continuous Offering Periods and (iv) accounting, auditing and legal fees (including disbursements related thereto) incurred in connection therewith. The Manager shall charge an organizational fee in the amount of one-half of one percent (0.5%) of a subscribers initial investment and any subsequent investment (excluding Exchanges) in a Series of the Trust.

     (b) All ongoing charges, costs and expenses of each Series operation, including, but not limited to, the expenses associated with (i) preparation of monthly, annual and other reports required by applicable federal and state regulatory authorities, (ii) printing and mailing of reports to Interest Holders, (iii) services of legal counsel and independent auditors and accountants, (iv) postage and insurance, (v) client relations and services, (vi) computer equipment and system development and (vii) trustee fees shall be paid by the relevant Series; provided, however, that these expenses will be reimbursed to a Series of the Trust by the Manager to the extent that the aggregate amount per series exceeds one-half of one percent (0.5%) of the average of the Net Asset Value of the Trust allocated to that Series in any Fiscal Year. All ongoing expenses associated with (i) management fee payments to the Manager and (ii) brokerage fees and (iii) extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto) shall be paid by the relevant Series.

SECTION IV.8 Compensation to the Manager. The Manager shall receive from the relevant Series a management fee at an annual rate of one percent (1%) for the Unleveraged Series and two percent (2.0%) for the Enhanced Series based upon the Net Asset Value of the relevant Series, determined and paid as of the last day of each calendar month. The Manager shall, in its capacity as an Interest Holder, be entitled to receive allocations and distributions pursuant to the provisions of this Trust Agreement.

SECTION IV.9 Other Business of Interest Holders. Except as otherwise specifically provided herein, any of the Interest Holders and any shareholder, officer, director, employee or other person holding a legal or beneficial interest in an entity which is an Interest Holder, may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if competitive with the business of the Trust and a Series, shall not be deemed wrongful or improper.

SECTION IV.10 Voluntary Withdrawal of the Manager. The Manager may withdraw voluntarily as the Manager of the Trust upon sixty (60) days prior written notice to all Interest Holders and the Trustee. The term of the Trust shall end upon the withdrawal of the Manager.

SECTION IV.11 Litigation. The Manager is hereby authorized to prosecute, defend, settle or compromise actions or claims at law or in equity at the relevant Series expense as may be necessary or proper to enforce or protect the relevant Series interests. The Manager shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefore, and next, out of the relevant Series assets.

                                   ARTICLE V

                            TRANSFERS OF INTERESTS

SECTION V.1 General Prohibition. An Interest Holder may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or in any manner encumber any or all of his Interests or any part of his right, title and interest in the capital or profits of any Series except as permitted in this
Article V and any act in violation of this Article V shall not be binding upon or recognized by the Trust (regardless of whether the Manager shall have knowledge thereof), unless approved in writing by the Manager.

SECTION V.2  Transfer of the Managers Interests.

     (a) The Manager will not cease to be the Manager of the Trust merely upon the occurrence of its making an assignment for the benefit of creditors, filing a voluntary petition in bankruptcy, filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, filing an answer or other pleading admitting or failing to contest material allegations of a petition filed against it in any proceeding of this nature or seeking, consenting to or acquiescing in the appointment of a trustee, receiver of liquidator for itself or of all or any substantial part of its properties.

     (b) To the full extent permitted by law, nothing in this Trust Agreement shall be deemed to prevent the merger of the Manager with another entity, the reorganization of the Manager into or with any other entity, the transfer of all the capital stock of the Manager or the assumption of the rights, duties and liabilities of the Manager by, in the case of a merger, reorganization or consolidation, the surviving entity by operation of law.

     (c) Upon assignment of all of its Interests, the Manager shall not cease to be the Manager of the Trust, or to have the power to exercise any rights or powers as the Manager, until an additional Manager, who shall carry on the business of the Trust, has been admitted to the Trust.

SECTION V.3  Transfer of Interests.

     (a) An Interest Holder other than the Manager may transfer, assign, pledge or encumber his Interest in a Series as provided herein only after written notice to and written approval by the Manager, the granting or denying of which shall be in the Managers sole and absolute discretion and subject to whatever conditions, if any, the Manager may require. No such transferee, assignee, pledgee, or secured creditor (each, an Assignee) shall become a substituted Interest Holder unless the Manager first consents to such substitution in writing, which consent shall be granted or denied in the sole discretion of the Manager and subject to whatever conditions, if any, the Manager shall require. Any Assignee of an Interest Holder who has not been admitted with respect to a Series as a substituted Interest Holder shall not have any of the rights of an Interest Holder, except that such person shall receive that share of capital and profits and shall have that right to request redemption to which his transferor, assignor, pledgor, or debtor would otherwise have been entitled and shall remain subject to the other terms of this Trust Agreement binding upon Interest Holders. The transferring Interest Holder shall bear all costs (including any attorneys fees) related to such transfer, assignment, pledge, or encumbrance of his Interest.

     (b) Except as specifically provided in this Trust Agreement, a permitted Assignee of an Interest shall be entitled to receive distributions from the relevant Series attributable to the Interest acquired by reason of such assignment from and after the effective date of the assignment of such Interest to him. The effective date of an assignment of an Interest as used in this clause shall be the first day of the next succeeding calendar month, provided the Manager shall have been in receipt of the written instrument of assignment for at least two (2) Business Days prior thereto. If the assignee is (A) an ancestor or descendant of the Interest Holder, (B) the personal representative or heir of a deceased Interest Holder, (C) the trustee of a trust whose beneficiary is the Interest Holder or another person to whom a transfer could otherwise be made or
     (D) a shareholder, partner, or beneficiary of a corporation, partnership or trust upon its termination or liquidation, then the effective date of an assignment of an Interest shall be the first day of the calendar month immediately following the month in which the written instrument of assignment is received by the Manager.

     (c) Anything herein to the contrary notwithstanding, the Trust and the Manager shall be entitled to treat the assignor of an Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to him, until such time as the written assignment has been received by, and recorded on the books of, the Trust and the Manager has approved the assignment in writing.

     (d)

          (i) If the Manager, its stockholders and any person related to the Manager or its stockholders within the meaning of Sections 267(b) or 707(b)(1) of the Code own in the aggregate 80% or more of the aggregate Interests of a Series, an Assignee of any such Interest may not become a substitute Interest Holder with respect thereto except, if there are Interest Holders other than such persons which in the aggregate own at least a 1% interest in the Series income, gain, loss, deduction, credit and capital, but this restriction will not apply if all such Interest Holders, at their sole discretion, consent in writing to such substitution.

          (ii) Anything else to the contrary contained herein notwithstanding: (A) In any particular twelve (12) consecutive month period no assignment or transfer of an Interest in a Series may be made which would result in increasing the aggregate total of Interests in such Series previously assigned and/or transferred in said period to forty-nine percent (49%) or more of the outstanding Interests in such Series. This limitation is hereinafter referred to as the forty-nine percent (49%) limitation; (B) Clause (ii)(A) hereof shall not apply to a transfer by gift, bequest or inheritance, or a transfer to (e.g., a redemption by) the Series, and, for purposes of the forty-nine percent (49%) limitation, any such transfer shall not be treated as such; (C) If, after the forty-nine percent (49%) limitation is reached in any consecutive twelve (12) month period with respect to a Series, a transfer of an Interest in such Series would otherwise take place by operation of law (but not including any transfer referred to in clause (ii)(B) hereof) and would cause a violation of the forty-nine percent (49%) limitation, then said Interest(s) shall be deemed to have been sold by the transferor to the Series in liquidation of said Interest(s) immediately prior to such transfer for a liquidation price equal to the Net Asset Value of said Interest(s) on such date of transfer. The liquidation price shall be paid within ninety
          (90) days after the date of the transfer.

     (e) The Manager, in its sole discretion, may cause a Series to make, refrain from making, or, once having made, to revoke, the election referred to in Section 754 of the Code, and any similar election provided by state or local law, or any similar provision enacted in lieu thereof.

     (f) The Manager, in its sole discretion, may cause a Series to make, refrain from making, or, once having made, to revoke the election in
     Section 988(a)(1)(B) of the Code or by a qualified fund under Section 988(c)(1)(E)(V) of the Code, and any similar election provided by state or local law, or any similar provision enacted in lieu thereof.

     (g) No election to treat a Series other than as a partnership for federal income tax purposes shall be made without the consent of all Interest Holders of such Series.

     (h) Each Interest Holder of a Series hereby agrees to indemnify and hold harmless such Series and each Interest Holder of such Series against any and all losses, damages, liabilities or expense (including, without limitation, tax liabilities or loss of tax benefits) arising, directly or indirectly, as a result of any transfer or purported transfer by such Interest Holder in violation of any provision contained in this Section 5.3.

     (i) The requirements of Sections 5.3(a), 5.3(b) and 5.3(d)(i) hereof may be modified in the discretion of the Manager if the Manager is advised by tax counsel to the Trust that a proposed modification will not adversely affect the classification of a Series as a partnership for federal income tax purposes or otherwise adversely affect the Interest Holders.

SECTION V.4 Not to be Subject to Corporate Tax as a Publicly Traded
Partnership.

     (a) All Interests in the Trust have been or will be issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933 (the 1933 Act), and to the extent such offerings or sales were not required to be registered under the 1933 Act by reason of Regulation S (17 CFR 230.901 through 230.904) or any successor thereto, such offerings or sales would not have been required to be registered under the 1933 Act if the Interests so offered or sold had been offered and sold within the United States.

     (b) Neither the Manager nor the Trust or any Series will participate in the Interests in the Trust being traded on an established securities market. For purposes of the preceding sentence, an established securities market is a national securities exchange that is either registered under
     Section 6 of the Securities Exchange Act of 1934 (the 1934 Act) or exempt from registration because of the limited volume of transactions, a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements of the 1934 Act, a regional or local exchange, or an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise.

     (c) Notwithstanding anything to the contrary in this Trust Agreement, for each taxable year of a Series, pursuant to Sections 7704(c) and 7704(d) of the Code, the principal activity of the Series will consist of entering into and buying for investment purposes futures contracts on foreign currencies and commodities (which are capital assets to the Series) and at least 90% of the Series gross income for each taxable year of such Series will constitute qualifying income under such provisions in the form of gains from such trading and other qualifying income, including interest income.

                                  ARTICLE VI

                         DISTRIBUTION AND ALLOCATIONS

SECTION VI.1 Capital Accounts. Each Series shall be accounted for separately, as if it were a separate partnership. A capital account shall be established for each Interest Holder of each Series on the books of the Trust (such account sometimes hereinafter referred to as a book capital account). The initial balance of each Interest Holders book capital account for a Series shall be the amount of his initial Capital Contribution to such Series. Each Interest Holders capital account shall be maintained in accordance with the Treasury Regulations promulgated under Section 704(b) of the Code.

SECTION VI.2 Monthly Allocations. As of the close of business (as determined by the Manager) on the last day of each calendar month during each Fiscal Year of the Trust, the following determinations and allocations shall be made:

     (a) First, any increase or decrease in the Net Asset Value of a Series as of such date as compared to the next previous determination of Net Asset Value shall be credited or charged to the book capital accounts of the Interest Holders of such Series in the ratio that the balance of each Interest Holders book capital account in such Series bears to the balance of all Interest Holders book capital accounts in such Series; and

     (b) Next, the amount of any distribution from a Series to be made to an Interest Holder and any amount to be paid to an Interest Holder upon redemption of his Interests in a Series shall be charged to that Interest Holders book capital account for such Series as of the applicable record date and Redemption Date, respectively.

     (c) Notwithstanding this Section 6.2, if after taking into account any distributions to be made with respect to an Interest Holder for the relevant period pursuant to Section 6.5 hereof, any allocation would produce a deficit in the book capital account for a Series of an Interest Holder, the portion of such allocation that would create such a deficit shall instead be allocated pro rata to the book capital accounts of all the remaining Interest Holders of such Series (subject to the same limitation).

     (d) Notwithstanding anything to the contrary in this Trust Agreement, the interest of the Manager in each material item of income, gain, loss and deduction of each Series shall be equal, in the aggregate, to at least one percent (1%) of each such item at all times during the term of this Trust Agreement. This requirement may be modified in the discretion of the Manager if the Manager is advised by tax counsel to the Trust that a proposed modification will not adversely effect the classification of a Series as a partnership for federal income tax purposes or otherwise adversely affect the income tax consequences to the Interest Holders.

SECTION VI.3 Allocation of Profit and Loss for United States Federal Income Tax Purposes. As of the end of each Fiscal Year of a Series, the recognized profit or loss of such Series shall be allocated among the Interest Holders of such Series pursuant to the following subparagraphs for federal income tax purposes.

     (a) For federal income tax purposes, items of income, gain, loss, deduction or credit of a Series for each Fiscal Year shall be allocated among the Interest Holders of such Series in such manner as to reflect as nearly as possible the amounts credited or charged to each Interest Holders book capital account in such Series.

     (b) Unrealized gains or losses of a Series from prior periods which have been credited or charged to an Interest Holders book capital account shall, when realized, be allocated as nearly as possible for federal income tax purposes to reflect such prior allocation to an Interest Holders book capital account.

     (c) Allocations hereunder shall be made in accordance with the Treasury Regulations promulgated by the Department of the Treasury under Section 704(b) and Section 704(c) of the Code, and in the case of allocations made in accordance with subparagraphs (a) and (b) above, may be made in accordance with the provisions in Treasury Regulation Section 1.704-3(e)(3) (or successor regulations) for securities partnerships to the extent a Series constitutes a securities partnership within the meaning of such provisions.

     (d) Notwithstanding subparagraph (b) above, to the extent permitted by the Treasury Regulations (or successor regulations) referred to in subparagraph (c), allocations of gains of a Series that have been realized up to the time an Interest Holder has redeemed all or any portion of his Interests in such Series may be allocated first to each Interest Holder of such Series who has redeemed any such Interests during the year to the extent that the amount the Interest Holder received on redemption exceeds the amount of the Interest Holders tax basis attributable to the Interests redeemed, and allocations of losses of a Series that have been realized up to the time an Interest Holder has redeemed all or any portion of his Interests in such Series may be allocated first to each Interest Holder of such Series who has redeemed any such Interests during the year to the extent that the amount of the


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

     Interest Holders tax basis attributable to the Interests redeemed exceeds the amount the Interest Holder received on redemption. If more than one Interest Holder receives a special allocation described above, the allocation to each Interest Holder may be made in proportion to the ratio that such Interest Holders tax basis bears to the total tax basis for all Interests of the relevant Series redeemed at that time.

     (e) Notwithstanding anything contained in this Trust Agreement to the contrary, the Manager shall be given the absolute discretion to make such adjustments to the allocation of gain, deduction, income, loss or distributions of a Series so that the allocations are consistent with those permitted under Subchapter K of the Code.

     (f) The tax allocations prescribed by this Section 6.3 shall be made to each holder of an Interest whether or not the holder is a substituted Interest Holder.

SECTION VI.4 Qualified Income Offset. In the event any Interest Holder of a Series unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b) (2) (ii) (d) (4), Treasury Regulations Section 1.704-1(b) (2) (ii) (d) (5), or Treasury Regulations Section 1.704-1 (b) (2) (ii) (d) (6), items of income and gain of such Series shall be specially allocated to each such Interest Holder in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the book capital account deficit in such Series of such Interest Holder as quickly as possible, provided that an allocation pursuant to this Section 6.4 shall be made if and only to the extent that such Interest Holder would have a book capital account deficit after all other allocations provided for in Section 6.2 of this Trust Agreement have been tentatively made as if this Section were not in this Trust Agreement.

SECTION VI.5 Allocation of Distributions. Distributions shall be made by the Manager, and the Manager shall have sole discretion in determining the amount and frequency of distributions, other than redemptions, which the Trust shall make with respect to the Interests; provided, however, that the Trust shall not make any distribution that violates the Business Trust Statute. The aggregate distributions made in a Fiscal Year with respect to a Series (other than distributions on termination, which shall be allocated in the manner described in Article VIII hereof) shall be allocated among the Interest Holders in such Series in the ratio in which the number of Interests held by each of them bears to the number of Interests held by all of the Interest Holders of such Series as of the record date of such distribution; provided, further, however, that any distribution with respect to a Series made in respect of an Interest shall not exceed the book capital account for such Interest.

SECTION VI.6 Admissions of Interest Holders; Transfers. For purposes of this
Article VI, Interest Holders shall be deemed admitted, and a book capital account shall be established in respect of the Interests acquired by such Interest Holder, as of the first day of the calendar month following the calendar month in which such Interest Holders subscription or additional Capital Contribution, as the case may be, is accepted, or the transfer of Interests to such Interest Holder is recognized, determined in accordance with
Section 3.2(e) hereof except that persons accepted as subscribers to the Trust pursuant to Section 3.2(b) hereof shall be deemed admitted on the date determined pursuant to such Section. Any Interest Holder to whom an Interest has been transferred shall succeed to the book capital account attributable to the Interest transferred.

SECTION VI.7 Liability for State and Local and Other Taxes. In the event that the Trust or a Series shall be separately subject to taxation by any state or local taxing authority or by any foreign taxing authority, the Trust or a Series shall be obligated to pay such taxes to such jurisdiction. In the event that the Trust or a Series shall be required to make payments to any taxing authority in respect of any Interest Holders allocable share of income of a Series, the amount of such taxes shall be considered a loan by the Series to such Interest Holder, and such Interest Holder shall be liable for and shall pay to the Series (and the Manager shall be entitled to redeem Interests of the Interest Holder as necessary to satisfy), any taxes so required to be withheld and paid by the Trust or Series within ten (10) days after the Managers request therefore. Such Interest Holder shall also be liable for (and the Manager shall be entitled to redeem additional Interests of the Interest Holder as necessary to satisfy) interest on the amount of taxes paid by the

Trust or Series to the taxing authority, from the date of the Managers request for payment to the date of payment or the redemption, as the case may be, at the rate of two percent (2%) over the prime rate charged from time to time by Citibank, N.A. The amount, if any, payable by the Series to the Interest Holder in respect of his Interests so redeemed, or in respect of any other actual distribution by the Series to such Interest Holder, shall be reduced by any obligations owed to the Series by the Interest Holder, including, without limitation, the amount of any taxes required to be paid by the Series to the taxing authority and interest thereon as aforesaid. Amounts, if any, deducted by the Series from any actual distribution or redemption payment to such Interest Holder shall be treated as an actual distribution to such Interest Holder for all purposes of this Trust Agreement.

                                  ARTICLE VII

                           REDEMPTIONS AND EXCHANGES

SECTION VII.1 Redemption of Interests. The Interest Holders recognize that the profitability of a Series depends upon long-term and uninterrupted investment of capital. It is agreed, therefore, that profits and gains of a Series may be automatically reinvested, and that the Manager does not intend to make any distributions. Nevertheless, the Interest Holders contemplate the possibility that one or more of the Interest Holders may elect to realize and withdraw profits, or withdraw capital, through the redemption of Interests prior to the dissolution of the Trust and each Series. In that regard and subject to the provisions of Section 4.2(h) hereof:

     (a) Subject to the conditions set forth in this Article VII, each Interest Holder (or any permitted assignee thereof) shall have the right to request such Series to redeem any Interest in such Series in its entirety, or a portion thereof in even multiples of $1000, that he owns immediately after the close of business on the last day of a calendar month following the date the Manager is in receipt of written notice of redemption for ten (10) Business Days (a Redemption Date), commencing with the end of the first full calendar month of trading activity of such Series. Interests will be redeemed on a first in, first out basis based on the time of receipt of redemption requests. Interests which are redeemed will be deemed canceled, but such cancellation shall not reduce the maximum number of Interests that a Series may offer under Section 3.2 of this Trust Agreement. If an Interest Holder (or permitted assignee thereof) is permitted to request that the Series redeem any or all of his Interests in such Series as of a date other than a Redemption Date, such adjustments in the determination and allocation among the Interest Holders of such Series of profits, losses and items of income, gain, deduction, loss or credit for tax accounting purposes shall be made as are necessary or appropriate to reflect and give effect to the redemption.

     (b) The value of an Interest for purposes of redemption shall be the book capital account balance of such Interest at the close of business on the Redemption Date, less any amount owing by such Interest Holder (and his permitted assignee, if any) to the Series pursuant to Sections 4.6(b), 5.3(h), 6.7 or 7.1(c) of this Trust Agreement. If redemption of an Interest shall be requested by a permitted assignee, all amounts which shall be owed to the relevant Series under Sections 4.6(b), 5.3(h), 6.7 or 7.1(c) hereof by the Interest Holder, as well as all amounts which shall be owed by all permitted assignees of such Interest, shall be deducted from the Net Asset Value of such Interest upon redemption.

     (c) With respect to all redemptions, payment ordinarily will be made within ten (10) Business Days of the Redemption Date, except that under special circumstances, including, but not limited to, the inability on the part of a Series to liquidate positions as of the Redemption Date or default or delay in payments due the relevant Series from brokers, banks and other Persons, the Series may delay payment to Interest Holders whose Interests are being redeemed. Further, the right to obtain redemption is contingent upon the relevant Series having property sufficient to discharge its liabilities on the date of redemption. The Manager is hereby authorized to charge an Interest Holder whose Interests are being redeemed such reasonable expenses and costs as may be occasioned by any such redemption. Under certain circumstances, the Manager may find it advisable to establish a reserve for contingent liabilities. In such event, the amount receivable by an Interest Holder on redemption of his Interest will be reduced by his proportionate share of the reserve.

     (d) An Interest Holder wishing to request redemption of his Interests must provide the Manager with written notice of his request for redemption, which notice shall specify the name and address of the Interest Holder requesting redemption and the amount and Series of Interests he seeks to have redeemed. The notice of redemption shall be in the form annexed to the Offering Memorandum or in any other form acceptable to the Manager and shall be mailed or delivered to the principal place of business of the Manager. Such notice must include representations and warranties that the Interest Holder requesting redemption is the lawful and beneficial owner of the Interests to be redeemed and that such Interests are not subject to any pledge or otherwise encumbered in any fashion. In certain circumstances, the relevant Series may require additional documents, such as, but not limited to, trust instruments, death certificates, appointments as executor or administrator or certificates of corporate authority. Interest Holders requesting redemption shall be notified in writing within ten (10) Business Days following the Redemption Date whether or not their Interests will be redeemed, unless payment for the redeemed Interests is made within that ten (10) Business Day period, in which case the notice of acceptance of the redemption shall not be required.

     (e) The Manager may suspend temporarily any redemption if the effect of such redemption, either alone or in conjunction with other redemptions, would be to impair the relevant Series' ability to operate in pursuit of its objectives; provided, however, that the Manager shall only suspend a redemption pursuant to this Section 7.1 (e) if the impairment would be caused by a third party other than the Manager. In addition, the Manager may cause one or more Series to redeem Interests pursuant to Section 4.2
     (h) hereof.

     (f) Subject to Sections 7.1(c) and 7.1(e) hereof, all requests for redemption in proper form will be honored, and the relevant Series positions will be liquidated to the extent necessary to discharge its liabilities on the Redemption Date.

SECTION VII.2 Redemption By the Manager. Notwithstanding any provision in this Trust Agreement to the contrary, for so long as it shall act as the Trust's Manager, the Manager shall not transfer or permit a Series to redeem any of the Managers Interests in such Series to the extent that any such transfer or redemption would result in its having a capital account balance for such Series of less than $1,000.

SECTION VII.3 Exchanges. Interests of one Series may be exchanged, without any charge, for Interests of the other Series (an Exchange) on the last day of each month, subject to the conditions set forth below. An Exchange will be treated as a redemption of Interests of one Series and a simultaneous purchase of Interests of the other Series. No organizational fee will be charged in connection with Interests acquired in an Exchange. Interests purchased in an Exchange will be issued and sold at a price equal to one hundred percent (100%) of the Net Asset Value of the Interests in such new Series as of the date of the Exchange. Each Exchange is subject to satisfaction of the conditions governing redemptions set forth in Section 7.1 hereof. In order to effect an Exchange, a request for exchange must be received by the Manager not less than ten (10) Business Days prior to the proposed date of the Exchange. An Interest Holder must request an Exchange on the form attached to the Offering Memorandum.

                                 ARTICLE VIII

                             THE INTEREST HOLDERS


SECTION VIII.1 No Management or Control; Limited Liability. The Interest Holders, except for the Manager, shall not participate in the management or control of the Trust's and Series business nor shall they transact any business for the Trust or any Series or have the power to sign for or bind the Trust or any Series, said power being vested solely and exclusively in the Manager. Except as provided in Section 8.3 hereof, no Interest Holder shall be bound by, or be personally liable for, the expenses, liabilities or obligations of a Series in excess of his Capital Contribution to such Series plus his share of the Trust Estate belonging to such Series and profits of such Series remaining in such Series, if any. Each Interest, when purchased in accordance with this Trust Agreement, shall, except as otherwise provided by law, be fully paid and nonassessable. No salary shall be paid to any Interest Holder in his capacity as an Interest Holder, nor shall any Interest Holder have a drawing account or earn interest on the contribution to his capital account(s).

SECTION VIII.2 Rights and Duties. The Interest Holders shall have the following rights, powers, privileges, duties and liabilities:

     (a) The Interest Holders of a Series shall receive from the Series distributions if, when and as declared by the Manager.

     (b) Except for the Interest Holders rights to request redemption set forth in Article VII hereof or upon a redemption effected by the Manager pursuant to Section 4.2(h) hereof, Interest Holders shall have the right to demand the return of their capital account in a Series only upon the dissolution and winding up of the Series. In no event shall an Interest Holder be entitled to demand or receive property other than cash. Except upon a redemption effected by the Manager pursuant to Section 4.2(h) hereof, no Interest Holder of a Series shall have priority over any other Interest Holder of such Series either as to the return of capital or as to profits, losses or distributions. No Interest Holder shall have the right to bring an action for partition against the Trust or any Series.

     (c) Except as set forth above and in Article XI hereof, to the fullest extent permitted by law, the Interest Holders shall have no voting or other rights with respect to the Trust or any Series, including, without limitation, any right to vote on or approve any merger or consolidation of the Trust or any Series with any other Person or any conversion of the Trust or any Series.

SECTION VIII.3 Limitation on Liability.

     (a) Except as provided in Sections 2.6(g) (if applicable), 4.6(b), 5.3(h) and 6.7 hereof, and as otherwise provided under Delaware law, the Interest Holders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of Delaware and no Interest Holder shall be liable for claims against, or debts of the Trust and a Series in excess of his Capital Contribution to such Series and his share of the Trust Estate belonging to such Series and undistributed profits of such Series, except in the event that the liability is founded upon misstatements or omissions contained in such Interest Holders Subscription Agreement delivered in connection with his purchase of Interests. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Trust and a Series shall not make a claim against an Interest Holder with respect to amounts distributed to such Interest Holder or amounts received by such Interest Holder upon redemption unless, under Delaware law, such Interest Holder is liable to repay such amount.

     (b) The relevant Series shall indemnify, to the full extent permitted by law, to the extent of the Trust Estate belonging to such Series, each Interest Holder (excluding the Manager) of such Series against any claims of liability asserted against such Interest Holder solely because he is a beneficial owner of the Trust and such Series (other than for taxes for which such Interest Holder is liable under Section 6.7 hereof).

     (c) Every written note, bond, contract, instrument, certificate or undertaking made or issued by the Manager shall give notice to the effect that the same was executed or made by or on behalf of the Trust and the relevant Series and that the obligations of such instrument are not binding upon the Interest Holders individually but are binding only upon the assets and property of the relevant Series, and no resort shall be had to the Interest Holders personal property for satisfaction of any obligation or claim there under, and appropriate references may be made to this Trust Agreement and may contain any further recital which the Manager deems appropriate, but the omission thereof shall not operate to bind the Interest Holders individually or otherwise invalidate any such note, bond, contract, instrument, certificate or undertaking.

                                  ARTICLE IX

                         BOOKS OF ACCOUNT AND REPORTS

SECTION IX.1 Books of Account. Proper books of account shall be kept for each Series and shall be audited annually by an independent certified public accounting firm selected by the Manager in its sole discretion, and there shall be entered therein all transactions, matters and things relating to the business of each Series as are required by the CE Act and regulations promulgated there under, and all other applicable rules and regulations, and as are usually entered into books of account kept by persons engaged in a business of like character. The books of account shall be kept at the principal office of the Trust. Information regarding positions held by a Series, to the extent deemed proprietary or confidential by the Manager, will not be made available to the Interest Holders except as required by law. Such books of account shall be kept, and the relevant Series shall report, on the accrual method of accounting for financial accounting purposes on a Fiscal Year basis as described in Article X hereof.

SECTION IX.2 Annual Reports and Monthly Statements. Each Interest Holder shall be furnished as of the last Business Day of each month and as of the end of each Fiscal Year with (a) such reports (in such detail) as are required to be given to Interest Holders by the CFTC and the NFA, (b) any other reports (in such detail) required by any other governmental authority which has jurisdiction over the activities of the Trust and a Series and (c) any other reports or information which the Manager, in its discretion, determines to be necessary or appropriate.

SECTION IX.3 Tax Information. Appropriate tax information (adequate to enable each Interest Holder to complete and file his federal tax return) shall be delivered to each Interest Holder as soon as practicable following the end of each Fiscal Year but generally no later than March 15.

SECTION IX.4 Calculation of Net Asset Value. Net Asset Value of each Series will be calculated as of the last day of each calendar month and as of such other days as the Manager shall determine in its sole discretion.

SECTION IX.5 Other Reports. The Manager shall send such other reports and information, if any, to the Interest Holders as it may deem necessary or appropriate.

SECTION IX.6 Maintenance of Records. The Manager shall maintain (a) for a period of at least eight (8) Fiscal Years all books of account required by
Section 9.1 hereof, a list of the names and last known address of, and Series and number of Interests owned by, all Interest Holders, a copy of the Certificate of Trust and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; copies of each Series federal, state and local income tax returns and reports, if any; a record of the information obtained to indicate that an Interest Holder meets the investor suitability standards set forth in the Offering Memorandum, and (b) for a period of at least six (6) Fiscal Years copies of any effective written trust agreements, subscription agreements and any financial statements of the Trust and each Series.

SECTION IX.7 Certificate of Trust. Except as otherwise provided in the Business Trust Statute or this Trust Agreement, the Manager shall not be required to mail a copy of any Certificate of Trust filed with the Secretary of State of the State of Delaware to each Interest Holder; however, such certificates shall be maintained at the principal office of the Trust and shall be available for inspection and copying by the Interest Holders in accordance with this Trust Agreement.

SECTION IX.8 Registration of Interests. The Manager shall keep, at the Trust's principal place of business, an Interest Register for each Series in which, subject to such requirements as it may provide, it shall provide for the registration of Interests and of transfers of Interests of such Series. Prior to receipt of any notice to the contrary, the Manager may treat the Person in whose name any Interest shall be registered in the Interest Register as the Interest Holder of such Interest for the purpose of receiving distributions pursuant to Article VI hereof and for all other purposes whatsoever.

                                   ARTICLE X

                                  FISCAL YEAR

SECTION X.1 Fiscal Year. The Fiscal Year for the Trust and each Series shall begin on the 1st day of January and end on the 31st day of December of each year. The first Fiscal Year of the Trust, the Unleveraged Series and the Enhanced Series shall commence on the date of filing of the Certificate of Trust and end on the 31st day of December, 1997. The Fiscal Year in which the Trust shall terminate shall end on the date of termination of the Trust.

                                  ARTICLE XI

                         AMENDMENT OF TRUST AGREEMENT

SECTION XI.1 Amendments to this Trust Agreement

     (a) This Trust Agreement may not be amended without the consent of the Manager. If at any time during the term of the Trust the Manager shall deem it necessary or desirable to amend this Trust Agreement, such amendment shall be effective only if embodied in an instrument signed by the Manager and by the other Interest Holders of each relevant Series owning more than 10% of the then outstanding Interests (exclusive of the Interests of the Manager) of each relevant Series and if made in accordance with and to the extent permissible under the Business Trust Statute.

     (b) Notwithstanding any provision to the contrary contained in Sections 11.1(a) or 11.1(d) hereof, the Manager may, without the approval of the other Interest Holders, make such amendments to this Trust Agreement which (i) change the name of the Trust, (ii) are necessary to add to the representations, duties or obligations of the Manager or surrender any right or power granted to the Manager herein, for the benefit of the other Interest Holders, (iii) are necessary to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Trust Agreement which will not be inconsistent with the provisions of this Trust Agreement or (iv) the Manager deems advisable or considers necessary to comply with any applicable law, provided, however, that no amendment shall be adopted pursuant to this clause (iv) unless the adoption thereof (A) is for the benefit of, or not adverse to, the interests of the other Interest Holders; (B) is consistent with Section 4.1 hereof; and (C) except as otherwise provided in Section 11.1(c) hereof, does not affect the allocation of profits and losses among the Interest Holders or between the other Interest Holders and the Manager.

     (c) No amendment shall adversely affect the limitations on liability of the Interest Holders as described in Section 8.3 of this Trust Agreement or the status of each Series as a partnership for federal income tax purposes, change any Interest Holders share of the profits or losses of a Series without the consent of such Interest Holder, extend the duration of the Trust and each Series or change the provisions of this Section 11.1.

     (d) Upon amendment of this Trust Agreement, the Certificate of Trust shall also be amended, if required by the Business Trust Statute, to reflect such change.

     (e) No amendment shall be made to this Trust Agreement without the express written consent of the Trustee if such amendment adversely affects any of the rights, duties or liabilities of the Trustee. The Trustee shall execute and file any amendment to the Certificate of Trust if so directed by the Manager or if such amendment is required in the opinion of the Trustee.

                                   ARTICLE XII

                                      TERM

SECTION XII.1 Term. The term for which the Trust is to exist shall commence on the date of the filing of the Certificate of Trust, and shall expire on December 31, 2017, unless sooner terminated pursuant to the provisions of
Article XIII hereof or as otherwise provided by law.


                                  ARTICLE XIII

                                   TERMINATION

SECTION XIII.1 Events Requiring Dissolution. A Series of the Trust shall dissolve in the event that subscriptions for at least 40,000 Interests of the Unleveraged Series or 20,000 Interests of the Enhanced Series offered pursuant to the Offering Memorandum (excluding the Interests of the Manager and the Initial Interest Holder) are not sold during the Initial Offering Period. The Trust shall dissolve at any time upon the happening of any of the following events:

     (a)  The expiration of its term as provided in Article XII hereof.

     (b) The filing of a certificate of dissolution or revocation of the charter (and the expiration of ninety (90) days after the date of notice to the Manager of revocation without a reinstatement of its charter) of the Manager, or upon the resignation or other withdrawal, adjudication of bankruptcy or insolvency of the Manager (each of the foregoing events an Event of Withdrawal), except that, in the discretion of the Manager, the Trust and each Series thereof shall not be dissolved upon an Event of Withdrawal of the Manager if the Manager is advised by tax counsel to the Trust that a proposed modification of this requirement will not adversely affect the classification of a Series of the Trust as a partnership for federal income tax purposes or otherwise adversely affect the Interest Holders.

     (c) The occurrence of any event which would make unlawful the continued existence of the Trust.

     (d) The suspension, revocation or termination of the Managers registration as a commodity pool operator under the CE Act, or membership as a commodity pool operator with the NFA.

     (e) The Trust files a voluntary petition for bankruptcy; is adjudged bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding.

     (f) The determination by the Manager that it is in the best interests of the other Interest Holders to terminate the Trust.

     The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Interest Holder other than the Manager (as long as such Interest Holder is not the sole Interest Holder of the Trust) shall not result in the termination of the Trust or any Series thereof, and such Interest Holder, his estate, custodian or personal representative shall have no right to withdraw or value such Interest Holders Interests except as provided in Section 7.1 hereof. Each Interest Holder (and any assignee thereof) expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive the furnishing of any inventory, accounting or appraisal of the assets of the Trust or any Series thereof and any right to an audit or examination of the books of the Trust or any Series thereof, except for such rights as are set forth in Article IX hereof relating to the books of account and reports of the Trust.

SECTION XIII.2 Stop Loss Provision. A Series of the Trust will cease trading and liquidate all positions if the Net Asset Value of such Series of the Trust declines by more than fifty percent (50%) from either such Series initial Net Asset Value or the Series Net Asset Value on the first day of the then-current calendar year, after adjusting in each case for distributions, redemptions and additional contributions to capital.

SECTION XIII.3 Distributions on Dissolution. Upon the dissolution of the Trust or Series thereof, the Manager (or in the event there is no Manager, such person as the majority in interest of the Interest Holders of each relevant Series may propose and approve with respect to each relevant Series) shall take full charge of the assets and liabilities of each relevant Series. Thereafter, the business and affairs of each relevant Series shall be wound up and with respect to each relevant Series all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds there from shall be applied and distributed in the following order of priority with respect to each such relevant Series respectively: (a) to the expenses of liquidation and termination of such Series and to creditors, including Interest Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of such Series (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to Interest Holders, and (b) to the Manager and each Interest Holder other than the Manager pro rata in accordance with his positive book capital account balance in such Series, less any amount owing by such Interest Holder to such Series, after giving effect to all adjustments made pursuant to Article VI hereof and all distributions theretofore made to the Interest Holders pursuant to Article VI hereof.

After the distribution of all remaining assets of a Series, the Manager will contribute to such Series an amount equal to the lesser of (i) the deficit balance, if any, in its book capital account for such Series, and (ii) the excess of 1.01% of the total Capital Contributions of the Interest Holders (excluding the Manager) of such Series over the capital previously contributed to such Series by the Manager. Any capital contributions made by the Manager pursuant to this Section shall be applied first to satisfy any amounts then owed by the relevant Series to its creditors, and the balance, if any, shall be distributed to those Interest Holders in such Series whose book capital account balances (immediately following the distribution of any liquidation proceeds) were positive, in proportion to their respective positive book capital account balances.

SECTION XIII.4 Termination; Certificate of Cancellation. Following the dissolution and upon the completion of winding up of the Trust, the Manager shall execute and cause a certificate of cancellation to be filed in accordance with the Business Trust Statute, and thereupon the Trust shall terminate.




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



                                  ARTICLE XIV

                               POWER OF ATTORNEY

SECTION XIV.1 Power of Attorney Executed Concurrently. Concurrently with the written acceptance and adoption of the provisions of this Trust Agreement, each Interest Holder other than the Manager shall execute and deliver to the Manager a Power of Attorney as part of the Subscription Agreement, or in such other form as may be prescribed by the Manager. Each Interest Holder other than the Manager, by its execution and delivery hereof, irrevocably constitutes and appoints the Manager as the true and lawful attorney-in-fact and agent for such Interest Holder with full power and authority to act in his name and on his behalf in the execution, acknowledgment, filing and publishing of Trust documents, including, but not limited to, the following:

     (a) Any certificates and other instruments, including but not limited to any applications for authority to do business and amendments thereto, which the Manager deems appropriate to qualify or continue the Trust as a business trust in the jurisdictions in which the Trust may conduct business, so long as such qualifications and continuations are in accordance with the terms of this Trust Agreement or any amendment hereto, or which may be required to be filed by the Trust or the Interest Holders under the laws of any jurisdiction;

     (b) Any instrument which may be required to be filed by the Trust under the laws of any state or by any governmental agency, or which the Manager deems advisable to file; and

     (c) This Trust Agreement and any documents which may be required to effect an amendment to this Trust Agreement approved under the terms of this Trust Agreement, the admission of the signer of the Power of Attorney as an Interest Holder or of others as additional or substituted Interest Holders, or the termination of the Trust, provided such admission or termination is in accordance with the terms of this Trust Agreement.

SECTION XIV.2 Effect of Power of Attorney. The Power of Attorney concurrently granted by each Interest Holder, other than the Manager, to the Manager:

     (a) Is a special, irrevocable Power of Attorney coupled with an interest, and shall survive and not be affected by the subsequent death, disability, dissolution, liquidation, termination or incapacity of the Interest Holder;

     (b) May be exercised by the Manager by a facsimile signature of one of its officers or by a single signature of one of its officers acting as attorney-in-fact for such Interest Holders or for an individual Interest Holder; and

     (c) Shall survive the delivery of an assignment by an Interest Holder of the whole or any portion of his Interests, except that where the assignee thereof has been approved by the Manager for admission to a Series as a substituted Interest Holder, the Power of Attorney of the assignor as it relates to such Series shall survive the delivery of such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument necessary to effect such substitution.

     Each Interest Holder agrees to be bound by any representations made by the Manager and by any successor thereto, determined to be acting in good faith pursuant to such Power of Attorney and not constituting gross negligence or willful misconduct.

SECTION XIV.3 Limitation on Power of Attorney. The Power of Attorney concurrently granted by each Interest Holder, other than the Manager, to the Manager shall not authorize the Manager to act on behalf of Interest Holders in any situation in which this Trust Agreement requires the approval of Interest Holders unless such approval has been obtained as required by this Trust Agreement. In the event of any conflict between this Trust Agreement and any instruments filed by the Manager pursuant to this Power of Attorney, this Trust Agreement shall control.



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

                                  ARTICLE XV

                                 MISCELLANEOUS

SECTION XV.1 Governing Law. This Trust Agreement and the rights of all parties hereto and the effect of every provision hereof shall be governed by and construed according to the laws of the State of Delaware without regard to the conflicts of law provisions thereof; provided, however, that the parties hereto intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Business Trust Statute) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Trustee, the Manager, the Interest Holders or this Trust Agreement any provision of the laws (statutory or common) of the State of Delaware (other than the Business Trust Statute) pertaining to Trust's which relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (g) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or the Managers that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Manager set forth or referenced in this Trust Agreement. Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust. The Trust shall be of the type commonly called a business trust, and without limiting the provisions hereof, the Trust may exercise all powers that are ordinarily exercised by such a trust under Delaware law. The Trust specifically reserves the right to exercise any of the powers or privileges afforded to business Trust's and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

SECTION XV.2  Provisions In Violation of Law or Regulations.

     (a) The provisions of this Trust Agreement are severable, and if the Manager shall determine, with the advice of counsel, that any one or more of such provisions (the Conflicting Provisions) violate the Code, the Business Trust Statute or other applicable laws, the Conflicting Provisions shall be deemed never to have constituted a part of this Trust Agreement, even without any amendment of this Trust Agreement pursuant to this Trust Agreement; provided, however, that such determination by the Manager shall not affect or impair any of the remaining provisions of this Trust Agreement or render invalid or improper any action taken or omitted prior to such determination; provided, further, that this Section 15.2(a) shall not affect or impair any right, duty or liability of the Trustee without the express written consent of the Trustee. No Manager or Trustee shall be liable for making or failing to make such a determination.

     (b) If any provision of this Trust Agreement shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Trust Agreement in any jurisdiction.

SECTION XV.3 Construction. In this Trust Agreement, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Trust Agreement.

SECTION XV.4 Notices. All notices or communications under this Trust Agreement (other than reports and notices by the Manager to the Interest Holders) shall be in writing and shall be effective upon receipt, and shall be sent by mail, postage prepaid, telecopy or air courier; and addressed, in each such case, to the address set forth in the books and records of the Trust and Series or such other address, as may be specified in writing, of the party to whom such notice is to be given.

SECTION XV.5 Counterparts. This Trust Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto.

SECTION XV.6 Binding Nature of Trust Agreement. The terms and provisions of this Trust Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and permitted assigns of the respective Interest Holders. For purposes of determining the rights of any Interest Holder or assignee hereunder, the Trust and the Manager may rely upon the Trust and Series records as to who are Interest Holders and permitted assignees, and all Interest Holders and assignees agree that they shall be bound by such determination.

SECTION XV.7 No Legal Title to Trust Estate. The Interest Holders shall not have legal title to any part of the Trust Estate.

SECTION XV.8 Creditors. No creditors of any Interest Holders shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the Trust Estate.





















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





IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.


MOUNT LUCAS INDEX MANAGEMENT CORPORATION, as the Manager


By: _______________________________________________________________

Name:______________________________________________________________

Title:_____________________________________________________________



WILMINGTON TRUST COMPANY, as Trustee


By: _______________________________________________________________

Name:______________________________________________________________

Title: ____________________________________________________________


KENNETH BANWART, as the sole Interest Holder














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


         Amended and Restated Declaration of Trust and Trust Agreement


                  CERTIFICATE OF TRUST OF MLM Index(TM) Fund



THIS Certificate of Trust of MLM Index(TM) Fund (the Trust) is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del.C. 3801 et seq.).


          1. Name. The name of the business trust formed hereby is MLM Index(TM)Fund.

          2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890,
     Attention: Corporate Trust Administration.

          3. Multiple Series. The Trust may issue multiple series of beneficial interests. The Trust will maintain separate and distinct records for each such series and the assets associated with each such series shall be held and accounted for separately from the other assets of the Trust and of any other series thereof. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are enforceable against the assets of such series only and not against the assets of the Trust generally or the assets of any other series.


IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee


By: _______________________________________________________________

Name: _____________________________________________________________

Title:_____________________________________________________________
















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